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                                                                   Exhibit 3.1.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                              NM ACQUISITION CORP.

                             Pursuant to Section 241
                                     of the
                        Delaware General Corporation Law

                                   **********

         NM ACQUISITION CORP., a Delaware corporation, hereby certifies as follows:

         The Certificate of Incorporation (the "Original Certificate") of NM Acquisition Corp. (the "Corporation") was filed in the office of the Secretary of State of the State of Delaware on December 13, 1999. The Corporation has not received any payment for any of its stock and the Original Certificate is hereby amended and restated pursuant to Section 241 and Section 245 of the Delaware General Corporation Law and has been duly proposed and adopted by the Board of Directors of the Corporation in accordance with Section 241.

         This Amended and Restated Certificate of Incorporation restates and integrates and further amends the Original Certificate. The text of the Original Certificate is amended to read as herein set forth in full:

                  1. Name. The name of the corporation is:

                              NM ACQUISITION CORP.

         NM Acquisition Corp. is referred to as the "Corporation" hereafter in this Certificate of Incorporation.

                  2. Purpose. The nature of the business or purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                  3. Shares. The Corporation shall have authority to issue One Billion One Hundred Twenty Million (1,120,000,000) shares of common stock (the "Common Stock"), which shall be divided into two classes, One Billion (1,000,000,000) shares of Class A Common Stock, par value $0.02 per share (the "Class A Common Stock"), and One Hundred Twenty Million (120,000,000) shares of Class B Common Stock, par value $0.02 per share (the "Class B Common Stock"). The Corporation shall have authority to issue Twenty-Five Million (25,000,000) shares of preferred stock, par value $.01 per share (the "Preferred Stock").

         The Class A and Class B Common Stock are entitled to vote on all matters which come before the stockholders. Subject to the differential voting power hereafter described in this paragraph 3, all Common Stock shall vote together as a single class. Each share of Class A Common Stock shall have one
(1) vote and each share of Class B Common Stock shall have ten (10) votes on all matters on which holders of Common Stock are entitled to vote. Each share of
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Class B Common Stock may be converted, at any time and at the option of the holder, into one share of Class A Common Stock. Each share of Class B Common Stock may also be converted, at the option of the Corporation as determined in the sole discretion of the Board of Directors of the Corporation (the "Board of Directors"), into one share of Class A Common Stock at any time such Class B Common Stock is transferred, or is presented to the Corporation for transfer on the Corporation's records by the holder of such Class B Common Stock, whether such transfer results from a contractual obligation of the holder, by operation of law, by a change in control of the holder, by testamentary disposition or gift, or for any other reason.

         The number of authorized shares of either class of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a separate class vote of the holders of such class, irrespective of Section 242(b) of the Delaware General Corporation Law.

         Except with regard to the differential voting power hereinbefore described in this paragraph 3, the Class A Common Stock and the Class B Common Stock shall carry identical characteristics, rights, preferences, and limitations, including but not limited to participating equally in any dividends when and as declared by the Directors out of funds lawfully available therefor and in any distribution resulting from a liquidation or distribution of assets, whether voluntary or involuntary, in each case subject to any preferential rights granted to any series of Preferred Stock that may be then outstanding.

         Shares of Preferred Stock of the Corporation may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the Board of Directors and recorded in a Certificate of Designations adopted and filed as required by Section 151 of the General Corporation Law of Delaware prior to the issuance of any shares thereof. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative participating, option or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of Delaware.

                  4. Bylaws. In furtherance and not in limitation of the powers conferred by statute, the bylaws of the Corporation may be made, altered, amended or repealed by the stockholders or by a majority of the entire Board of Directors.
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                  5. Registered Agent and Office. The name of the initial
registered agent of this corporation and the address of its initial registered office are as follows:

                           Name                                         Address
                           ----                                         -------
                 Corporation Service Company                       1013 Centre Road
                                                                   Wilmington, DE  19805

                  8. Directors. The number of directors of this corporation shall be determined in the manner specified by the Bylaws and may be increased or decreased from time to time in the manner provided therein.

                  9.  Indemnification.

                  (a) The Corporation shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of or in any other capacity with another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees and costs), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

                  (b) Expenses incurred in defending a civil or criminal action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of the Corporation) or may (in the case of any action, suit or proceeding against an officer, trustee, employee or agent) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this paragraph 10.

                  (c) The indemnification and other rights set forth in this paragraph 10 shall not be exclusive of any provisions with respect thereto in the bylaws or any other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation.

                  (d) Neither the amendment nor repeal of this paragraph 10, subparagraph (a), (b) or (c), nor the adoption of any provision of this Certificate of Incorporation inconsistent with this paragraph 10, subparagraph
(a), (b) or (c), shall eliminate or reduce the effect of this paragraph 10, subparagraphs (a), (b) and (c), in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to receive expenses pursuant to this paragraph 10, subparagraph (a), (b) or (c), if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.
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                  10. Limitation of Director Liability. A director shall have no liability to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for any breach of the director's duty of loyalty to the corporation or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law by the director, conduct violating Section 174 of the General Corporation Law of Delaware, or for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If the General Corporation Law of Delaware is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the full extent permitted by the General Corporation Law of Delaware, as so amended. Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification for or with respect to an act or omission of such director occurring prior to such repeal or modification.

         IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by its Vice President and Secretary this 8th day of June, 2000.

                                          /s/ Gary D. Begeman
                                          ------------------------------------
                                              Gary D. Begeman
                                              Vice President and Secretary